Exhibit 99.1

FOR IMMEDIATE RELEASE

County Bancorp, Inc. announces Board of Director changes

Manitowoc, WI, December 7, 2018

County Bancorp, Inc., the holding company for Investors Community Bank, has announced changes to its board of directors resulting from the upcoming merger of the Company’s independent registered public accounting firm, CliftonLarsonAllen LLP (“CLA”), with Schenck S.C., a certified public accounting firm (“Schenck”).

Rick G. Dercks and Kenneth R. Zacharias, directors of County Bancorp, Inc. (the “Company”), provided notice to the board of directors of the Company on December 3 of their intentions to resign from the Board, effective December 19, 2018.

Zacharias is a current shareholder at Schenck, and Schenck is engaged to provide services to Dercks. As a result of the merger of CLA and Schenck, CLA has informed the Company that such relationships between the two could compromise CLA’s independence from the Company.  As a result, Dercks and Zacharias have announced their intentions to resign from the Board so that the Company can continue to retain CLA as its independent registered public accounting firm.

"Both of these directors have played an invaluable role on our board and has been instrumental in the bank’s growth and success,” said Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank. “Ken Zacharias brought a wealth of knowledge, serving as the ‘audit committee financial expert.’ Rick Dercks joined us through The Business Bank merger and, with his financial background, has provided solid guidance. Each has been strongly invested in the culture of our organization, organizational growth and ensuring shareholder value, and we are saddened that they are no longer able to serve as Company board members.”

Additionally, Edson P. Foster, Jr., who is currently a director of the Company and member of the Company’s Audit Committee, will be named the “audit committee financial expert;” replacing Zacharias in this role.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com